  As filed with the Securities and Exchange Commission on September __, 2002.

                                                  Registration No. 333-90784


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                  -------------
                         SERVICEWARE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


           Delaware                                7372                             25-1647861
(State or other Jurisdiction of         (Primary Standard Industrial             (I.R.S. Employer
incorporation or organization)           Classification Code Number)            Identification No.)

333 Allegheny Ave., Suite 301 North                                               Richard Liebman
    Oakmont, Pennsylvania 15139                                          333 Allegheny Ave., Suite 301 North
          (412) 826-1158                                                     Oakmont, Pennsylvania 15139
  (Address, including zip code,                                                   (412) 826-1158
  and telephone number, including                                        (Name, address, including zip code,
    area code, of registrant's                                             and telephone number, including
   principal executive offices)                                            area code, of agent for service)

                                                Copies to:
                                         Robert B. Goldberg, Esq.
                               Ellis, Funk, Goldberg, Labovitz & Dokson, P.C.
                                     3490 Piedmont Road, N.E., Suite 400
                                          Atlanta, Georgia 30305
                                               (404) 233-2800


     Approximate date of commencement of proposed sale to the public: The sale of securities under this Registration Statement will take place from time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered in connection with dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
Title of each class                                           Proposed              Proposed
of securities                            Amount           maximum offering      maximum aggregate         Amount of
to be registered                    to be registered       price per share       offering price       registration fee

Common Stock, $.01 par value        12,458,333 shares         $0.505 (1)           $6,291,458               $578.81(2)
======================================================================================================================


(1) The price is estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is equal to the average of the high and low sales prices of the Common Stock as reported on the NASDAQ SmallCap Market on June 17, 2002.


(2)  Previousy paid.


     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                         SERVICEWARE TECHNOLOGIES, INC.

              12,458,333 Shares of Common Stock Offered for Resale

     This prospectus is part of a registration statement that covers the sale of 12,458,333 shares of common stock of ServiceWare Technologies, Inc. The common shares may be sold from time to time by our stockholders who have elected to convert all or a portion of their convertible notes issued by us into common stock in accordance with the terms of the convertible notes (the "selling stockholders").

     We will not receive any of the proceeds from the sale of any of the common shares sold by any of the selling stockholders. We will bear the costs relating to the registration of the common shares, which we estimate to be $25,000.


     The price for the common shares and the proceeds to the selling stockholders will depend on the market price of the shares when sold. The selling stockholders may engage brokers or dealers to sell the common shares and will be solely responsible for any commissions and discounts so incurred. Our common stock is traded on the NASDAQ Small Cap Market under the symbol SVCW. On September 10, 2002, the last reported sale price of our common stock as quoted on the NASDAQ Small Cap Market was $0.39 per share.


     An investment in our common stock involves risks. See the section entitled "RISK FACTORS" beginning on page 2. You are urged to read this prospectus and the information incorporated by reference carefully and fully.

     Neither the Securities and Exchange Commission nor any state securities regulatory authority has approved or disapproved these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

     You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to give you any different information.

     The common shares are not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the documents.


               The date of this prospectus is September __, 2002.

                           FORWARD LOOKING STATEMENTS

     Certain statements contained in this prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different than any expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue", or the negative of these terms or other comparable terminology.

     Although we believe that the expectations in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                               SUMMARY INFORMATION

     ServiceWare Technologies is a leading provider of enterprise Knowledge Management (KM) solutions that enable organizations to deliver superior service to customers, employees and partners by transforming information into knowledge.

     Our Web-based eService Suite(TM) software, powered by MindSync(TM), a patented self-learning search technology, enables organizations to capture and manage intellectual capital. This repository of corporate knowledge, known as a knowledge base, can then be easily accessed via a browser to effectively answer inquiries made either over the Web or through the telephone to a customer contact center or help desk.

     Customers use ServiceWare's Knowledge Management solutions to:

     - Strengthen relationships with customers, partners, suppliers and employees

     -    Decrease operating costs

     -    Improve creation, dissemination and sharing of enterprise knowledge

     -    Integrate seamlessly with existing technology investments

eService Suite(TM) is a software solution that allows our customers to provide personalized, automated Web-based service tailored to the needs of their users. eService Suite enables businesses to capture enterprise knowledge, solve customer problems, reuse solutions and share captured knowledge throughout the extended enterprise. It also enables the extended enterprise to access this knowledge online. In addition, through the self-learning features of our patented MindSync technology, the solutions generated by these products are intelligent in that they have the capability to learn from each interaction and automatically update themselves accordingly. eService Suite includes the software products eService Site(TM) (Web-based self-service for customers, partners and employees), eService Professional(TM) (for customer service, sales and field service personnel) and eService Architect(TM) (for knowledge managers, subject matter experts and system administrators).

     ServiceWare customers represent a cross-section of industry leaders in the financial services, technology, manufacturing, healthcare, entertainment, education and government sectors.

                                  RISK FACTORS

     Any investment in our common stock involves a high degree of risk. You should read this entire prospectus carefully and should consider, among other things, the risks and the speculative factors inherent in and affecting our business described below and throughout this prospectus.

WE MAY NEED ADDITIONAL CAPITAL TO FUND CONTINUED BUSINESS OPERATIONS AND WE CANNOT BE SURE THAT ADDITIONAL FINANCING WILL BE AVAILABLE.

     We have historically required substantial amounts of capital to fund our business operations. Despite efforts to reduce our cost structure, we may continue to experience negative cash flow from operations for the next few quarters. We cannot, however, assure investors that we will attain break-even cash flow from operations at any particular time in the future, or at all.

     We continue to evaluate alternative means of financing to meet our needs on terms that are attractive to us. We currently anticipate that our available funds will be sufficient to meet our projected needs to fund operations in the next 12 months. However, we may pursue additional financing to fund operations. From time to time, we have considered and discussed various financing alternatives and expect to continue such efforts to raise additional funds to support our operational plan. However, we cannot be certain that additional financing will be available to us on favorable terms when required, or at all.

IF WE ARE NOT ABLE TO OBTAIN SUCH CAPITAL, WE MAY NEED TO DRAMATICALLY CHANGE OUR BUSINESS STRATEGY AND DIRECTION, INCLUDING PURSUING OPTIONS TO SELL OR MERGE OUR BUSINESS, OR LIQUIDATE.


     In the past, we have funded our operating losses and capital expenditures through proceeds from equity offerings. Changes in equity markets in the past year have adversely affected our ability to raise equity financing and have adversely affected the markets for debt financing for companies with a history of losses such as ours. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to those of the rights of our common stock and, in light of our current market capitalization, our stockholders may experience substantial dilution. Further, the issuance of debt securities could increase the risk or perceived risk of our company.

WE HAVE A HISTORY OF LOSSES, ANTICIPATE THAT WE WILL CONTINUE TO INCUR LOSSES FOR THE NEXT SEVERAL QUARTERS AND MAY NEVER ACHIEVE PROFITABILITY.


     Our limited operating history in our current line of business and the uncertain nature of the markets in which we compete make it difficult or impossible to predict future results of operations. As of June 30, 2002, we had an accumulated deficit of $69.1 million. We have not achieved profitability on a quarterly or annual basis to date. In the first six months of 2002, we incurred net losses of $2.4 million and in fiscal 2001, we incurred net losses of $29.7 million. We expect to have decreased operating expenses as a result of our restructuring activities. However, if revenues do not increase, our losses will continue.


OUR CASH FLOW MAY NOT BE SUFFICIENT TO PERMIT REPAYMENT OF OUR CONVERTIBLE NOTES WHEN DUE.

     The convertible notes we issued in May 2002 and June 2002 will be due in fourth quarter 2003 to the extent not then converted into shares of our common stock. To the extent the note holders do not elect to convert the notes into common stock, our ability to retire or to refinance our indebtedness will depend on our ability to generate cash flow in the future. We cannot give assurance that our business will generate sufficient cash flow from operations to meet this repayment requirement. Our cash flow from operations may be insufficient to repay this indebtedness at scheduled maturity and some or all of such indebtedness may have to be refinanced. If we are unable to refinance our debt or if additional financing is not available on acceptable terms, or at all, we could be forced to dispose of assets under certain circumstances that might not be favorable to realizing the highest price for the assets or to default on our obligations with respect to this indebtedness.

WE MAY NOT SUCCEED IN ATTRACTING AND RETAINING THE PERSONNEL WE NEED FOR OUR BUSINESS AND THE INTEGRATION OF NEW MANAGEMENT AND PERSONNEL MAY STRAIN OUR RESOURCES.

     Our business requires the employment of highly skilled personnel, especially experienced software developers. The inability to recruit and retain experienced software developers in the future could result in delays in developing new versions of our software products or could result in the release of deficient software products. Any such delays or defective products would likely result in lower sales. We may also experience difficulty in hiring and retaining sales personnel, product managers and professional services employees. The average tenure of our current employees is 2.7 years. Additionally, we have experienced a high turn-over rate in some of our senior management positions in the past few years. Continued high turn-over in management positions could have an adverse effect on our operations, business, and prospects.

A SIGNIFICANT PERCENTAGE OF OUR PRODUCT DEVELOPMENT IS PERFORMED BY A THIRD PARTY INTERNATIONALLY, THE LOSS OF WHICH COULD SUBSTANTIALLY HARM OUR PRODUCT DEVELOPMENT EFFORTS.

     A significant percentage of our product development work, and some of our implementation services, are performed by a third-party development organization in Minsk, Belarus. Unpredictable developments in the political, economic and social conditions in Belarus, or our failure to maintain or renew our business relationship with this organization on terms similar to those which exist currently, could reduce or eliminate product development and implementation services. If access to these services were to be unexpectedly eliminated or significantly reduced, our ability to meet development objectives vital to our ongoing strategy would be hindered, and our business could be seriously harmed.

OUR HISTORICAL FINANCIAL RESULTS MAY NOT BE HELPFUL IN EVALUATING OUR PROSPECTS BECAUSE OUR CURRENT LINE OF PRODUCTS IS RELATIVELY NEW.

     We have undergone a number of changes in our business model. We began in 1991 as a provider of consulting services, and later developed and sold content relating to technology products for use by customer service operations. In July 1999, we acquired the Molloy Group and its complementary software product suite. Last year we integrated our product offerings with those of the Molloy Group and launched a suite of software and content products intended to form the basis of businesses' knowledge management solutions.

     Since the announcement of our corporate restructuring in February 2001, we have reallocated our resources to the ongoing enhancement of our eService Suite software product and in July 2001 sold our Content business. Because our current line of software products is relatively new, our historical financial results may not be helpful in evaluating our prospects.

IT IS DIFFICULT TO DRAW CONCLUSIONS ABOUT OUR FUTURE PERFORMANCE BASED ON OUR PAST PERFORMANCE DUE TO SIGNIFICANT FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS.

     Our projected expense levels are based on our expectations regarding future revenues and are relatively fixed in the short term. Therefore, if revenue levels are below expectations in a particular quarter, operating results and net income are likely to be disproportionately adversely affected because our expenses are relatively fixed. In addition, a significant percentage of our revenues is typically derived from non-recurring sales to a limited number of customers, so it is difficult to estimate accurately future revenues.


     Our quarterly results are also impacted by our revenue recognition policies. Our revenues are unpredictable and in recent quarters have fluctuated from $3.5 million in second quarter 2001 to $2.3 million in third quarter 2001 to $4.4 million in fourth quarter 2001 to $2.6 million in first quarter 2002 to $2.9 million in second quarter 2002. Because we generally recognize license revenues upon installation and training, sales orders from new customers in a quarter might not be recognized during that quarter. Delays in the implementation and installation of our software near the end of a quarter could also cause recognized quarterly revenues and, to a greater degree, results of operations to fall substantially short of anticipated levels. We often recognize revenues for existing customers in a shorter time frame because installation and training can generally be completed in significantly less time than for new customers. However, we may miss recognizing expected revenues at the end of a quarter due to delays in the receipt of expected orders from existing customers.

     Revenues in any one quarter are not indicative of revenues in any future period because of these and other factors and, accordingly, we believe that certain period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance.

THE KNOWLEDGE MANAGEMENT MARKET IS EVOLVING AND, IF IT DOES NOT GROW RAPIDLY, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

     The Knowledge Management solutions market is an emerging industry, and it is difficult to predict how large or how quickly it will grow, if at all. Customer service historically has been provided primarily in person or over the telephone with limited reference materials available for the customer service representative. Our business model assumes that companies which provide customer service over the telephone will find value in aggregating institutional knowledge by using our eService Suite and will be willing to access our content over the Internet. Our business model also assumes that companies will find value in providing some of their customer service over the Internet rather than by telephone. Our success will depend on the broad commercial acceptance of, and demand for, these Knowledge Management solutions.

DUE TO THE LENGTHY SALES CYCLES OF OUR PRODUCTS AND SERVICES, THE TIMING OF OUR SALES ARE DIFFICULT TO PREDICT AND MAY CAUSE US TO MISS OUR REVENUE EXPECTATIONS.

     Our products and services are typically intended for use in applications that may be critical to a customer's business. In certain instances, the purchase of our products and services involves a significant commitment of resources by prospective customers. As a result, our sales process is often subject to delays associated with lengthy approval processes that accompany the commitment of significant resources. These delays may worsen in the future as a greater proportion of our total revenues will be derived from our eService Suite, for which contracts have a higher average dollar value. For these and other reasons, the sales cycle associated with the licensing of our products and subscription for our services typically ranges between six and eighteen months and is subject to a number of significant delays over which we have little or no control. While our customers are evaluating whether our products and services suit their needs, we may incur substantial sales and marketing expenses and expend significant management effort. We may not realize forecasted revenues from a specific customer in the quarter in which we expend these significant resources because of the lengthy sales cycle for our products and services.

WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS INTERNATIONALLY, AND, IF WE DO, WE FACE RISKS RELATING TO INTERNATIONAL OPERATIONS.

     Our business strategy includes efforts to attract more international customers. We are currently exploring business opportunities in the United Kingdom and continental Europe. To date, we have only limited experience in providing our products and services internationally. If we are not able to market our products and services successfully in international markets, our expenses may exceed our revenues. By doing business in international markets we face risks, such as unexpected changes in tariffs and other trade barriers, fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political instability, reduced protection for intellectual property rights in some countries, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, and potentially adverse tax consequences, any of which could adversely impact our international operations and may contribute further to our net losses.

IF WE ARE NOT ABLE TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGE, SALES OF OUR PRODUCTS MAY DECREASE.

     The software industry is characterized by rapid technological change, including changes in customer requirements, frequent new product and service introductions and enhancements and evolving industry standards. If we fail to keep pace with the technological progress of our competitors, sales of our products may decrease.

WE DEPEND ON TECHNOLOGY LICENSED TO US BY THIRD PARTIES, AND THE LOSS OF THIS TECHNOLOGY COULD DELAY IMPLEMENTATION OF OUR PRODUCTS, INJURE OUR REPUTATION OR FORCE US TO PAY HIGHER ROYALTIES.

     We rely, in part, on technology that we license from a small number of software providers for use with our products. After the expiration of these licenses, this technology may not continue to be available on commercially reasonable terms, if at all, and may be difficult to replace. The loss of any of these technology licenses could result in delays in introducing or maintaining our products until equivalent technology, if available, is identified, licensed and integrated. In addition, any defects in the technology we may license in the future could prevent the implementation or impair the functionality of our products, delay new product introductions or injure our reputation. If we are required to enter into license agreements with third parties for replacement technology, we could be subject to higher royalty payments.

PROBLEMS ARISING FROM THE USE OF OUR PRODUCTS WITH OTHER VENDORS' PRODUCTS COULD CAUSE US TO INCUR SIGNIFICANT COSTS, DIVERT ATTENTION FROM OUR PRODUCT DEVELOPMENT EFFORTS AND CAUSE CUSTOMER RELATIONS PROBLEMS.

     Our customers generally use our products together with products from other companies. As a result, when problems occur in a customer's systems, it may be difficult to identify the source of the problem. Even when these problems are not caused by our products, they may cause us to incur significant warranty and repair costs, divert the attention of our technical personnel from our product development efforts and cause significant customer relations problems.

IF CERTAIN COMPANIES CEASE TO PROVIDE OPEN PROGRAM INTERFACES FOR THEIR CUSTOMER RELATIONSHIP MANAGEMENT SOFTWARE, IT WILL BE DIFFICULT TO INTEGRATE OUR SOFTWARE WITH THEIRS. THIS WILL DECREASE THE ATTRACTIVENESS OF OUR PRODUCTS.

     Our ability to compete successfully also depends on the continued compatibility and interoperability of our products with products and systems sold by various third parties, specifically including CRM software sold by Clarify, Oracle, Peregrine Systems, and Siebel Systems. Currently, these vendors have open applications program interfaces, which facilitate our ability to integrate with their systems. If any one of them should close their programs' interface or if they should acquire one of our competitors, our ability to provide a close integration of our products could become more difficult, or impossible, and could delay or prevent our products' integration with future systems. Inadequate integration with other vendors' products would make our products less desirable and could lead to lower sales.

WE FACE INTENSE COMPETITION FROM BOTH ESTABLISHED AND RECENTLY FORMED ENTITIES, AND THIS COMPETITION MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY BECAUSE WE COMPETE IN THE EMERGING MARKET FOR KNOWLEDGE MANAGEMENT SOLUTIONS.

     We compete in the emerging market for Knowledge Management solutions and changes in the Knowledge Management solutions market could adversely affect our revenues and profitability. We face competition from many firms offering a variety of products and services. In the future, because there are relatively low barriers to entry in the software industry, we expect to experience additional competition from new entrants into the Knowledge Management solutions market. It is also possible that alliances or mergers may occur among our competitors and that these newly consolidated companies could rapidly acquire significant market share. Greater competition may result in price erosion for our products and services, which may significantly affect our future operating margins.

IF OUR SOFTWARE PRODUCTS CONTAIN ERRORS OR FAILURES, SALES OF THESE PRODUCTS COULD DECREASE.

     Software products frequently contain errors or failures, especially when first introduced or when new versions are released. In the past, we have released products that contained defects, including software errors in certain new versions of existing products and in new products after their introduction. In the event that the information contained in our products is inaccurate or perceived to be incomplete or out-of-date, our customers could purchase our competitors' products or decide they do not need Knowledge Management solutions at all. In either case, sales would decrease. Our products are typically intended for use in applications that may be critical to a customer's business. As a result, we believe that our customers and potential customers have a great sensitivity to product defects.

WE COULD INCUR SUBSTANTIAL COSTS AS A RESULT OF PRODUCT LIABILITY CLAIMS BECAUSE OUR PRODUCTS ARE CRITICAL TO THE OPERATIONS OF OUR CUSTOMERS' BUSINESSES.

     Our products are critical to the operations of our customers' businesses. Any defects or alleged defects in our products entail the risk of product liability claims for substantial damages, regardless of our responsibility for the failure. Although our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, these provisions may not be effective under the laws of certain jurisdictions. In addition, product liability claims, even if unsuccessful, may be costly and divert management's attention from our operations. Software defects and product liability claims may result in a loss of future revenue, a delay in market acceptance, the diversion of development resources, damage to our reputation or increased service and warranty costs.

IF OUR CUSTOMERS' SYSTEM SECURITY IS BREACHED AND CONFIDENTIAL INFORMATION IS STOLEN, OUR BUSINESS AND REPUTATION COULD SUFFER.

     Users of our products transmit their and their customers' confidential information, such as names, addresses, social security numbers and credit card information, over the Internet. In our license agreements with our customers, we disclaim responsibility for the security of confidential data and have contractual indemnities for any damages claimed against us. However, if unauthorized third parties are successful in illegally obtaining confidential information from users of our products, our reputation and business may be damaged, and if our contractual disclaimers and indemnities are not enforceable, we may be subject to liability.

WE MAY ACQUIRE OR MAKE INVESTMENTS IN COMPANIES OR TECHNOLOGIES THAT COULD CAUSE DISRUPTIONS TO OUR BUSINESS.

     We intend to explore opportunities to acquire companies or technologies in the future. Entering into an acquisition entails many risks, any of which could adversely affect our business, including:

     - failure to integrate the acquired assets and/or companies with our current business;

     -    the price we pay may exceed the value we eventually realize;


     - potential loss of share value to our existing stockholders as a result of issuing equity securities as part of all of the purchase price;

     - potential loss of key employees from either our current business or the acquired business;

     -    entering into markets in which we have little or no prior experience;
          - diversion of management's attention from other business concerns;

     - assumption of unanticipated liabilities related to the acquired assets; and

     - the business or technologies we acquire or in which we invest may have limited operating histories and may be subject to many of the same risks we are.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, WHICH MAY CAUSE US TO INCUR SIGNIFICANT COSTS IN LITIGATION AND AN EROSION IN THE VALUE OF OUR BRANDS AND PRODUCTS.

     Our business is dependent on proprietary technology and the value of our brands. We rely primarily on patent, copyright, trade secret and trademark laws to protect our technology and brands. We currently have two patents. One of these patents pertains to certain proprietary data structures and the other pertains to our Cognitive Processor, now known as MindSync technology. Our patents may not survive a legal challenge to their validity or provide meaningful protection to us. Litigation to protect our patents would be expensive and the loss of our patents would decrease the value of our products. Defending against claims of patent infringement would also be expensive and, if successful, we could be forced to redesign our products, pay royalties, or cease selling them. In addition, effective trademark protection may not be available for our trademarks. The use by other parties of our trademarks would dilute the value of our brands.

     Notwithstanding the precautions we have taken, a third party may copy or otherwise obtain and use our software or other proprietary information without authorization or may develop similar software independently. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other transmitted data. Further, we have granted certain third parties limited contractual rights to use proprietary information which they may improperly use or disclose. The laws of other countries may afford us little or no effective protection of our intellectual property. The steps we have taken may not prevent misappropriation of our technology, and the agreements entered into for that purpose may not be enforceable. The unauthorized use of our proprietary technologies could also decrease the value of our products.

THE SUCCESS OF OUR SOFTWARE PRODUCTS DEPENDS ON THEIR ADOPTION BY OUR CUSTOMERS' EMPLOYEES. IF THESE EMPLOYEES DO NOT ACCEPT THE IMPLEMENTATION OF OUR PRODUCTS, OUR CUSTOMERS MAY FAIL TO RENEW THEIR SERVICE CONTRACTS AND WE MAY HAVE DIFFICULTY ATTRACTING NEW CUSTOMERS.

     The effectiveness of our eService Suite depends in part on widespread adoption and use of our software by our customers' customer service personnel and on the quality of the solutions they generate. Resistance to our software by customer service personnel and an inadequate development of the knowledge base may make it more difficult to attract new customers and retain old ones.

     Some of our customers have found that customer service personnel productivity initially drops while customer service personnel become accustomed to using our software. If an enterprise deploying our software has not adequately planned for and communicated its expectations regarding that initial productivity decline, customer service personnel may resist adoption of our software.

     The knowledge base depends in part on solutions generated by customer service personnel and, sometimes, on the importation of our customers' legacy solutions. If customer service personnel do not adopt and use our products effectively, necessary solutions will not be added to the knowledge base, and the knowledge base will not adequately address service needs. In addition, if less-than-adequate solutions are created and left uncorrected by a user's quality-assurance processes or if the legacy solutions are inadequate, the knowledge base will similarly be inadequate, and the value of our eService Suite to end-users will be impaired. Thus, successful deployment and broad acceptance of our eService Suite will depend in part on whether our customers effectively roll-out and use our software products and the quality of the customers' existing knowledge base of solutions.

WE DEPEND ON INCREASED BUSINESS FROM OUR NEW CUSTOMERS AND, IF WE FAIL TO GROW OUR CLIENT BASE OR GENERATE REPEAT BUSINESS, OUR OPERATING RESULTS COULD BE ADVERSELY AFFECTED.

     If we fail to grow our customer base or generate repeat and expanded business from our current and future customers, our business and operating results will be seriously harmed. Some of our customers initially make a limited purchase of our products and services for pilot programs. If these customers do not successfully develop and deploy such initial applications, they may choose not to purchase complete deployment or development licenses. Some of our customers who have made initial purchases of our software have deferred or suspended implementation of our products due to slower than expected rates of internal adoption by customer service personnel. If more customers decide to defer or suspend implementation of our products in the future, we will be unable to increase our revenue from these customers from additional licenses or maintenance agreements, and our financial position will be seriously harmed.

     In addition, as we introduce new versions of our products or new products, our current customers may not need our new products and may not ultimately license these products. Any downturn in our software licenses revenues would negatively impact our future service revenues because the total amount of maintenance and service fees we receive in any period depends in large part on the size and number of licenses that we have previously sold. In addition, if customers elect not to renew their maintenance agreements, our service revenues could be significantly adversely affected.

A DECLINE IN INFORMATION TECHNOLOGY SPENDING COULD REDUCE THE SALE OF OUR PRODUCTS.

     The license fees for our products typically range from approximately several hundred thousand to several million dollars. These fees often represent a significant expenditure of information technology capital for our customers. It is possible for our customers' and potential customers' information technology spending to decline as a result of a weakened economy, or due to other factors. Such a decline could cause us to be unable to maintain or increase our sales volumes and achieve our targeted revenue growth.

INCREASING GOVERNMENT REGULATION OF THE INTERNET COULD HARM OUR BUSINESS.

     As e-business, Knowledge Management and the Internet continue to evolve, we expect that federal, state and foreign governments will adopt laws and regulations tailored to the Internet covering issues like user privacy, taxation of goods and services provided over the Internet, pricing, content and quality of products and services. If enacted, these laws and regulations could limit the market for e-business and Knowledge Management and, therefore, the market for our products and services.

     The Telecommunications Act of 1996 prohibits certain types of information and content from being transmitted over the Internet. The prohibition's scope and the liability associated with a violation of the Telecommunications Act's information and content provisions are currently unsettled. The imposition upon us and other software and service providers of potential liability for information carried on or disseminated through our applications could require us to implement measures to reduce our exposure to this liability. These measures could require us to expend substantial resources or discontinue certain services. In addition, although substantial portions of the Communications Decency Act, the Act through which the Telecommunications Act of 1996 imposes criminal penalties, were held to be unconstitutional, similar legislation may be enacted and upheld in the future. It is possible that this new legislation and the Communications Decency Act could expose companies involved in e-business to liability, which could limit the growth of Internet usage and e-business generally and, therefore, the demand for Knowledge Management solutions. In addition, similar or more restrictive laws in other countries could have a similar effect and hamper our plans to expand overseas.

WE MAY BECOME INVOLVED IN SECURITIES CLASS ACTION LITIGATION WHICH COULD DIVERT MANAGEMENT'S ATTENTION AND HARM OUR BUSINESS.

     The stock market is currently experiencing significant price and volume fluctuations that have affected the market price for the common stocks of technology companies. These broad market fluctuations may cause the market price of our common stock to decline. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in that type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could harm our business and operating results.

THE LOW PRICE OF OUR COMMON STOCK AND THE LOW MARKET VALUE OF PUBLIC FLOAT COULD RESULT IN THE DELISTING OF OUR COMMON STOCK.

     If our common stock is delisted by Nasdaq and our securities begin to trade on the OTC Bulletin Board maintained by Nasdaq, another over-the-counter quotation system, or on the pink sheets, investors may find it more difficult to dispose of or obtain accurate quotations as to the market value of the securities. In addition, we would be subject to a Rule promulgated by the Securities and Exchange Commission that, if we fail to meet criteria set forth in such Rule, imposes various practice requirements on broker-dealers who sell securities governed by the Rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. Consequently, the Rule may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock.


     Delisting from Nasdaq would make trading our shares more difficult for investors, potentially leading to further declines in our share price. It would also make it more difficult for us to raise additional capital. Further, if we are delisted we could also incur additional costs under state blue sky laws in connection with any sales of our securities.


INVESTORS IN THIS OFFERING WILL NOT BE ABLE TO CONTROL DECISIONS MADE BY US SINCE OUR MANAGEMENT OWNS A SIGNIFICANT PERCENTAGE OF OUR COMPANY AND WILL BE ABLE TO EXERCISE SIGNIFICANT INFLUENCE OVER OUR ACTIONS.

     We are controlled by our officers and directors, who in the aggregate directly or indirectly could control before this offering approximately 50% of our outstanding common stock and voting power, assuming conversion of all of the convertible notes, but without regard to the sale of the shares of common stock issuable upon such conversion. After this offering, these stockholders collectively will likely be able to continue to control our management policy, decide all fundamental corporate actions, including mergers, substantial acquisitions and dispositions, and elect our board of directors.

                          MATERIAL CHANGES IN BUSINESS


     There have been no material changes in our business that have not been described in our most recent annual report or quarterly reports filed with the Commission.


                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of common stock by the selling stockholders. All net proceeds from the sale of the common stock offered by this prospectus will go to the selling stockholders who offer and sell their shares.

                              SELLING STOCKHOLDERS

     The selling stockholders are the purchasers of $3,250,000 of our 10% convertible notes pursuant to a Note Purchase Agreement signed as of May 6, 2002. The initial tranche of our 10% convertible notes represent a principal amount of $1,425,000 and are convertible into shares of our common stock at $.30 per share. The second tranche of our 10% convertible notes represent a principal amount of $1,825,000 and are convertible into shares of our common stock at $.30 per share. We are required to register these shares of common stock for resale by the selling stockholders pursuant to the terms of a registration rights agreement signed in connection with the Note Purchase Agreement. The conversion of our 10% convertible notes and the resale of the shares received by selling stockholders upon conversion are solely within the discretion of the selling stockholders. We cannot assure you that any amount of our 10% convertible notes will be converted into common stock or that any particular number of shares received upon conversion will be sold under this prospectus or otherwise.

     The selling stockholders listed in the table below have the right to sell the number of shares of common stock indicated in the table. The table sets forth information about common stock held of record by the selling stockholders as of the date of this prospectus plus the maximum number of shares of common stock that may be obtained upon the conversion of principal and accrued interest over the 18 month term of our 10% convertible notes, and as adjusted to reflect the sales of shares of common stock in this offering. If we elect to pay all or a portion of the accrued interest in cash, then the maximum number of shares to be received by the selling stockholders upon conversion of the notes and the number of shares that may be offered for resale under the prospectus will be reduced. Information with respect to ownership has been furnished by the respective selling stockholders.



-----------------------------------------------------------------------------------------------------------------------
                                                                    Number of Shares to      Number of Shares and
                                                                    be Offered for the  Percentage of Common Stock to
                                                  Number of Shares    Account of the       be owned by the Selling
                                                 owned before this  Selling Stockholder     Stockholder after the
Selling Stockholder                                 Offering (1)            (2)                  Offering (3)
-----------------------------------------------------------------------------------------------------------------------
C.E. Unterberg, Towbin Private
Equity Partners II, L.P.                           1,002,924 (4)           957,015            45,909 (4)       *
-----------------------------------------------------------------------------------------------------------------------
C.E. Unterberg, Towbin Private
Equity Partners II-Q, L.P.                         7,193,385 (4)         6,882,152           311,233 (4)       *
-----------------------------------------------------------------------------------------------------------------------
C.E. Unterberg, Towbin Capital
Partners I, L.P.                                   1,627,334 (4)         1,015,833           611,501 (4)     1.7%
-----------------------------------------------------------------------------------------------------------------------
Marjorie and Clarence E. Unterberg
Foundation, Inc.                                     655,032 (4)           479,167           175,865 (4)       *
-----------------------------------------------------------------------------------------------------------------------
William R. Newlin                                    106,473                95,833            10,640           *
-----------------------------------------------------------------------------------------------------------------------
National City Bank of Pennsylvania,
Trustee under the Agreement dated
June 29, 1981, Buchanan Ingersoll,
P.C. Retirement Plan Share of
William R. Newlin                                     64,093                38,333            25,760           *
-----------------------------------------------------------------------------------------------------------------------
Birchmere Ventures, II L.P.                        1,244,047(5)            958,333           285,714           *
-----------------------------------------------------------------------------------------------------------------------
Thomas I. Unterberg                                1,004,066(4)            766,667           312,399           *
-----------------------------------------------------------------------------------------------------------------------
John P. Rosenthal                                    191,667               191,667                 0           *
-----------------------------------------------------------------------------------------------------------------------
Ellen U. Celli                                       216,667               191,667            25,000           *
-----------------------------------------------------------------------------------------------------------------------
Emily U. Satloff                                     216,667               191,667            25,000           *
-----------------------------------------------------------------------------------------------------------------------
John J. F. Sherrerd                                  690,000               690,000                 0           *
-----------------------------------------------------------------------------------------------------------------------

*  Less than 1%.

(1) These numbers include the shares of common stock described in footnote (2) below.

(2) These numbers represent all shares that may be obtained upon the conversion of the entire amount of the convertible notes owned by the selling stockholders at $.30 per share, including the total amount of interest that may accrue over the 18 month term of the convertible notes. Inclusion of all such shares in this column assumes that the selling stockholder will convert the entire principal amount and accrued interest of its convertible note into common stock on the maturity date of the notes. One or more selling stockholders might not convert their entire convertible notes into common stock or may convert their notes into common stock before the maturity date of the notes or we may pay all or a portion of the accrued interest in cash, in which case, fewer shares of common stock will be available for sale under this prospectus.

(3) These numbers assume that all shares registered for sale under this prospectus have been issued upon conversion of the entire principal amount and accrued interest of our convertible notes and then shall have been sold by the selling stockholders. The number of shares and percentage ownership represented by those shares will be higher if one or more of the selling stockholders elects not to sell all of the shares issued upon conversion of their notes. The percentages represented by these shares will be higher in the event one or more of the selling stockholders do not convert the entire convertible note into common stock or if they convert their notes prior to the maturity date of the notes or if we pay interest in cash since, in each case, there will then be fewer total shares outstanding.


(4) Affiliates of each of these selling stockholders (including the other selling stockholders to whom this footnote applies) beneficially own a total of 5,921,357 shares of common stock, plus the number of shares that may be obtained upon conversion of the 10% convertible notes. These affiliates include Thomas Unterberg, a member of our board of directors, C.E. Unterberg, Towbin and other affiliated entities.


(5) Affiliates of this selling stockholder beneficially own a total of 251,724 shares of common stock, in addition to the 285,714 shares beneficially owned by this selling stockholder and the number of shares that may be obtained by this selling stockholder upon conversion of the 10% convertible notes.


                              PLAN OF DISTRIBUTION

     The common shares being registered by this registration statement for the account of the selling stockholders may be sold from time to time to purchasers directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer such securities through dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and any dealers or agents that participate in the distribution of securities offered hereby may be deemed to be underwriters, and any profit on the sale of such securities by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     The securities offered by this prospectus may be sold from time to time in one or more transactions at a fixed offering price which may be changed or at varying prices determined at the time of sale or at negotiated prices.

     The selling stockholders will pay all commissions and fees of persons employed by the selling stockholders. We will pay all other expenses incident to this offering. Under agreements entered into with us, the selling stockholders and any broker-dealers they may use will be indemnified by us against certain civil liabilities, including liabilities under the Securities Act.

     The selling stockholders will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of our securities by the selling stockholders. All of the foregoing may affect the marketability of the securities.

     The selling stockholders will have the right to sell under Rule 144, rather than under this prospectus. In order to meet the terms of Rule 144, a selling stockholder must have held the stock being sold for at least one year, must file a notice with the Securities and Exchange Commission and must conduct the sale in a "broker's transaction" as defined in Rule 144, among other conditions.

                                  LEGAL MATTERS

     For purposes of this offering, Ellis, Funk, Goldberg, Labovitz & Dokson, P.C., Atlanta, Georgia, is giving its opinion on the validity of the common shares.

                                     EXPERTS

     Our consolidated financial statements appearing in our annual report (Form 10-K) for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included in the annual report and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may inspect copies of such periodic reports, proxy statements and other information filed by us at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding us. The address of such Web site is http://www.sec.gov.

     We have filed with the SEC a Registration Statement on Form S-3 pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, covering the common shares being offered by this prospectus. This prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with SEC rules and regulations. For further information about us and the common shares being offered by this prospectus, you should refer to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.

     Our common stock is traded on the NASDAQ Small Cap Market. Reports, proxy statements and other information concerning us may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

     We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act:

    (i) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, including the amendment thereto on Form 10-K/A filed by us on April 30, 2002;

    (ii)  Our Quarterly Report on Form 10-Q for the quarter ended March 31,
          2002;


    (iii) Our Quarterly Report on Form 10-Q for the quarter ended June 30,
          2002;

    (iv) Report on Form 8-K filed on April 22, 2002, to report our engagement of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2002, replacing Ernst & Young LLP;

    (v) The description of our common stock set forth in the registration statement filed by us pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description; and

    (vi)  all other reports filed by us since December 31, 2001.


You may request copies of documents incorporated by reference in this prospectus without charge by writing or telephoning us at 333 Allegheny Ave., Suite 301 North, Oakmont, Pennsylvania 15129, (412) 826-1158.

                         SERVICEWARE TECHNOLOGIES, INC.



                              12,458,333 Shares of
                                  Common Stock




                               September __, 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The fees and expenses to be paid in connection with this offering are as follows:

     SEC filing fee.....................................................$579
     Accounting fees and expenses*...................................$11,000
     Legal fees and expenses*........................................$10,000
     Other........................................................... $3,421
                                                                     -------
     Total...........................................................$25,000

*Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Article VII of our Third Amended and Restated Certificate of Incorporation provides that the personal liability of members of our board of directors is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.

     Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision.
Article VII of our Bylaws provides that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was (or to the extent permitted under Delaware law, has agreed to be) a director, officer, employee or agent of the Company, or is or was serving (or, to the extent permitted under Delaware law, has agreed to serve) at our request as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. Article VII further permits us to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of us, or is or was serving at our request as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not we would have the power to indemnify such person against such liability under the DGCL. We maintain directors' and officers' liability insurance.

ITEM 16. EXHIBITS

Exhibit Index

Exhibit No. and Description
---------------------------


4.1   Form of 10% Convertible Note (first tranche)(1)
4.2   Form of 10% Convertible Note (second tranche)(1)
4.3 Registration Rights Agreement dated as of May 6, 2002 between the Company and the purchasers of the 10% Convertible Notes.(1)
4.4 Amendment to Note Purchase Agreement and Registration Rights Agreement dated June 19, 2002 between the Company and the purchasers of the 10% Convertible Notes.
5.1   Opinion of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C.(1)
23.1  Consent of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C. (included in
      Exhibit 5.1)(1)
23.2  Consent of Ernst & Young LLP
24.1  Powers of Attorney(1)


(1)  Previously filed with this Registration Statement.



ITEM 17. UNDERTAKINGS.

     (A) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakmont, State of Pennsylvania on the 11th day of September, 2002.



                                      SERVICEWARE TECHNOLOGIES, INC.

                                      By: /s/ Kent Heyman
                                      ------------------------------------------
                                              Kent Heyman,
                                              Chief Executive Officer



Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 11th day of September, 2002.




/s/ KENT HEYMAN                             President, Chief Executive           September 11, 2002
----------------------------------------    Officer and Director
Kent Heyman


/s/ SCOTT SCHWARTZMAN*                      Chief Operating Officer and          September 11, 2002
----------------------------------------    Treasurer
Scott Schwartzman


/s/ RICHARD LIEBMAN                         Chief Financial Officer and          September 11, 2002
----------------------------------------    Secretary
Richard Liebman


/s/ THOMAS UNTERBERG*                       Director                             September 11, 2002
----------------------------------------
Thomas Unterberg



/s/ ROBERT HEMPHILL*                        Director                             September 11, 2002
----------------------------------------
Robert Hemphill


/s/ TIMOTHY WALLACE*                        Director                             September 11, 2002
----------------------------------------
Timothy Wallace


                                            Director                             September __, 2002
----------------------------------------
George Goodman


                                            Director                             September __, 2002
----------------------------------------
Bruce Molloy





* By: /s/ Kent Heyman
     ---------------------------------
     Kent Heyman, as Attorney-in-Fact